Exhibit 99.2

Chiasma Reaches Agreement with FDA Under Special Protocol Assessment for a New Phase 3 Clinical Trial of Octreotide Capsules in Acromegaly

Chiasma plans to initiate enrollment in the new Phase 3 clinical trial – OPTIMAL – during second half of 2017

Anticipates release of top-line data from new OPTIMAL trial by end of 2019

Conference call and webcast scheduled for 5 p.m. ET today

WALTHAM, Mass., August 10, 2017 — Chiasma, Inc. (Nasdaq: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced it has reached agreement with the U.S. Food and Drug Administration (FDA) on the design of a new Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named Mycapssa®, for the maintenance therapy of adult patients with acromegaly. The agreed-upon study is designed to address the concerns previously raised in the FDA’s Complete Response Letter (CRL) and was reached through Special Protocol Assessment (SPA) with the FDA’s Division of Metabolism and Endocrinology Products. The trial, referred to as “OPTIMAL” (Octreotide capsules vs. Placebo Treatment In MultinationAL centers), is a randomized, double-blind, placebo-controlled, nine-month trial in 50 adult acromegaly patients (at least 20% of whom must be recruited from the United States). OPTIMAL utilizes levels of insulin-like growth factor, IGF-1, a byproduct of increased growth hormone (GH) levels caused by acromegaly, as the sole primary endpoint measure.

The Company believes the trial is adequately powered to assess maintenance of biochemical control with octreotide capsules compared to placebo in adult acromegaly patients who previously demonstrated biochemical control on somatostatin receptor ligand injections. The Company anticipates release of top-line data from this new Phase 3 clinical trial by the end of 2019.

A Special Protocol Assessment (SPA) is a process by which an applicant and the FDA reach an agreement on the protocol design, endpoints and analysis of a Phase 3 clinical study prior to initiation, in order to determine if the study adequately addresses scientific and regulatory requirements for FDA approval.

Octreotide capsules are an investigational new oral drug proposed for the maintenance therapy of adult patients with acromegaly. Acromegaly is most commonly caused by a benign tumor of the pituitary gland that produces excess GH, ultimately leading to significant health problems and early death if untreated. GH regulates multiple metabolic processes and stimulates the production of IGF-1 in the liver, which stimulates the growth of bones and other tissues. If approved, octreotide capsules may be the first oral somatostatin analog treatment option available for acromegaly patients, where the current standard of care is somatostatin analog injections.

“The agreement with the FDA on a clinical path forward is an important step toward advancing octreotide capsules as a maintenance treatment for adult acromegaly patients treated with the approved injections,” said Mark Fitzpatrick, president and CEO of Chiasma. “The Special Protocol Assessment indicates the agency’s agreement that our planned new Phase 3 clinical trial is appropriately designed to form the primary basis of an efficacy claim. It is a critical milestone in the continued development of octreotide capsules and provides regulatory clarity to enable us to resubmit our New Drug Application (NDA) if the trial’s primary endpoint is achieved. We appreciate the FDA’s guidance throughout this past year as we worked through multiple strategies to determine a viable development and regulatory path forward for octreotide capsules.

“Our cash and investment balance was $80.1 million at June 30, 2017. Based on our current plans, we expect to have a cash and investment balance of at least $60 million at the end of 2017. In addition, we expect that our existing cash and investments will be sufficient to fund our operations through our anticipated release of top-line data from this new Phase 3 clinical trial by the end of 2019 and to support in parallel our MPOWERED trial,” Fitzpatrick continued.

The Company continues to enroll patients in its international Phase 3 MPOWERED clinical trial of octreotide capsules for the maintenance treatment of adult patients with acromegaly to potentially support regulatory approval in Europe. However, in order to support enrollment rates for the OPTIMAL Phase 3 clinical trial, Chiasma has significantly reduced the number of sites enrolling patients in the MPOWERED trial. Chiasma has preserved more than two-thirds of the clinical sites previously designated as MPOWERED investigative sites for exclusive enrollment in the OPTIMAL trial. Chiasma now expects to have top-line data from the MPOWERED Phase 3 clinical trial in 2020.

About the OPTIMAL Phase 3 Trial

Chiasma plans to conduct a randomized, double-blind, placebo-controlled, nine-month clinical trial in 50 adult acromegaly patients (at least 20% of whom must be recruited from the United States) whose disease is biochemically controlled, based upon levels of IGF-1, a byproduct of increased GH levels caused by acromegaly, on injectable somatostatin analogs at baseline (average IGF-1 ≤1.0 x upper limit of normal (ULN)). The patients must also have confirmed active acromegaly following their last surgical intervention based upon an elevated IGF-1 at that time of >1.3 x ULN. The trial will be randomized on a 1:1 basis to octreotide capsules or placebo. Patients will be dose titrated from 40mg per day to up to a maximum of 80mg per day, equaling two capsules in the morning and two capsules in the evening. Patients meeting predefined biochemical failure criteria during the course of the trial will revert to their original treatment of injections and will be monitored for the remainder of the trial. The primary endpoint of the study is the proportion of patients who maintain their biochemical response compared to placebo at the end of the nine-month, double-blind, placebo-controlled period as measured using the average of the last two IGF-1 levels ≤ 1.0 x ULN. Hierarchical secondary endpoints that will be considered by the FDA in evaluating the totality of evidence for octreotide capsules treatment effect include:

•	Proportion of patients who maintain GH response at week 36, compared to screening;

•	Time to loss of response of IGF-1 > 1×ULN;

•	Time to loss of response of IGF-1 > 1.3×ULN;

•	Change from screening to end of treatment in mean GH; and

•	Change in IGF-1, from baseline to end of treatment.

The FDA required that the last two secondary endpoints be analyzed by comparing the octreotide capsules treatment arm to the placebo treatment arm at the end of the nine-month, double-blind, placebo-controlled phase, including those patients that have been rescued by injectable somatostatin analogs. We estimate that as many as 90% or more of the placebo-treated patients may require injectable somatostatin analog rescue therapy. The trial design also includes as exploratory endpoints the last observed biochemical values (measuring both GH and IGF-1) prior to rescue by injectable somatostatin analogs.

Chiasma has completed the manufacturing of the necessary clinical trial material, including placebo capsules, to initiate the OPTIMAL trial. The Company expects to begin enrolling patients in the new Phase 3 trial during the second half of 2017.

Conference Call Information

Chiasma will conduct an investor conference call to discuss the Special Protocol Assessment, the OPTIMAL clinical trial and the development and regulatory paths forward for octreotide capsules at 5:00 p.m. ET today. A live webcast of the call will be available in the “News & Investors” section of www.chiasma.com. The call also may be accessed by dialing (877) 604-1612 or (201) 389-0883. A webcast replay will be available following the call.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The Company has reached agreement with the U.S. Food and Drug Administration (FDA) on the design of a new Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named Mycapssa®, for the maintenance therapy of adult patients with acromegaly. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are registered trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s commitment to develop new treatment options for patients with rare and serious chronic diseases, specifically acromegaly, the Company’s efforts to potentially obtain regulatory approval in the United States by conducting the new Phase 3 OPTIMAL clinical trial under a Special Protocol Assessment, the Company’s efforts to potentially obtain regulatory approval in Europe by conducting the ongoing MPOWERED Phase 3 clinical trial, the Company’s ability to successfully manufacture clinical trial material to enable the enrollment of patients in the OPTIMAL trial in the second half of 2017, the timing of receipt of top-line data and submission of regulatory filings, including the Company’s ability to obtain top-line data from the OPTIMAL trial by the end of 2019 and the Company’s ability to obtain top-line data from the MPOWERED trial in 2020, and the Company’s cash forecasts, including its expected cash and investment balances as of the end of 2017 and the expectation that it has sufficient existing cash and investments on hand to fund its operations through its anticipated release of top-line data from the new Phase 3 OPTIMAL clinical trial by the end of 2019 and to support the MPOWERED trial in parallel. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of octreotide capsules in the E.U.; risks associated with Chiasma conducting an additional randomized, double-blind and controlled Phase 3 clinical trial to support regulatory approval of octreotide capsules in the United States, including risks related to the enrollment, timing and associated expenses; risks associated with Special Protocol Assessment agreements, including the risk that Special Protocol Assessment agreements are not a guarantee of approval and the FDA may not approve octreotide capsules even if the Phase 3 trial is successful; risks associated with the ability of the Company’s suppliers to pass future regulatory inspections; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s financial position, including its ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the Securities and Exchange Commission (SEC) on August 10, 2017, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Andrew Blazier

Sharon Merrill Associates

(617) 542-5300

chma@investorrelations.com